Exhibit 10.23

Summary of Executive Officer Compensation

The following executive officers of ABIOMED, Inc. are at will employees of ABIOMED, Inc. and have not entered into a formal employment agreement with ABIOMED, Inc. The current understanding between each employee and ABIOMED, Inc. with respect to the employee’s compensation is as follows:

Name	Base Salary	Bonus Target for Fiscal 2012 (Percentage of Salary)
William Bolt	$257,088	55%
Andrew Greenfield	$232,523	50%
Michael Howley	$262,650	60%

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.

We have an employment agreement with our Chief Executive Officer, Michael R. Minogue, which sets forth the terms of his employment. Mr. Minogue’s current salary is $440,806 and his target bonus for fiscal 2012 is 120% of salary. We have an offer letter with our Chief Financial Officer, Robert L. Bowen, which sets forth the terms of his employment. Mr. Bowen’s current salary is $304,674 and his target bonus for fiscal 2012 is 50% of salary. We also have an offer letter with our Chief Operating Officer, David M. Weber, which sets forth the terms of his employment. Mr. Weber’s current salary is $317,625 and his target bonus for fiscal 2012 is 60% of salary.